FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration File No. 333-177891-02

From: RBS ABS SYNDICATE (RBS SECURITIES INC) [mailto:rbsgc.abs@bloomberg.net]
Sent: Tuesday, October 16, 2012 2:21 PM
Subject: NEW ISSUE CMBS: WFRBS 2012-C9 - PUBLIC LAUNCH

WFRBS COMMERCIAL MORTGAGE TRUST 2012-C9 - PUBLIC NEW ISSUE
**LAUNCH** $931.741MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JT BOOKRUNNERS: RBS and WELLS FARGO SECURITIES
CO-MANAGER: DEUTSCHE BANK SECURITIES

OFFERED CERTIFICATES - PUBLIC
CLASS	F/MDY/MSTR	$SIZE-MM	WAL	C/E	CUM LTV	NOI DY	LVL
A-1	AAA(sf)/Aaa(sf)/AAA	86.171	2.58	30.000%	45.2%	16.2%	25
A-2	AAA(sf)/Aaa(sf)/AAA	110.387	4.94	30.000%	45.2%	16.2%	50
A-3	AAA(sf)/Aaa(sf)/AAA	444.199	9.85	30.000%	45.2%	16.2%	85
A-SB	AAA(sf)/Aaa(sf)/AAA	96.213	7.46	30.000%	45.2%	16.2%	75
A-S	AAA(sf)/Aaa(sf)/AAA	93.437	9.96	21.125%	51.0%	14.4%	135
B	AA-(sf)/Aa3(sf)/AA-	64.485	9.96	15.000%	54.9%	13.4%	180
C	A-(sf)/A3(sf)/A-	36.849	9.96	11.500%	57.2%	12.8%	250

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	F/MDY/MSTR	$SIZE-MM	WAL	C/E	CUM LTV	NOI DY
D	BBB-(sf)/Baa3(sf)/BBB-	42.112	9.96	7.500%	59.8%	12.3%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$1,052,815,082
NUMBER OF LOANS:	73
NUMBER OF PROPERTIES:	100
WA CUT-OFF LTV:	65.2%
WA BALLOON LTV:	53.3%
WA U/W DSCR:	1.57x
WA U/W NOI DEBT YIELD:	11.4%
WA MORTGAGE RATE:	4.835%
TOP TEN LOANS %:	44.4%
WA TERM TO MATURITY (MOS):	113
WA AMORTIZATION TERM (MOS):	342
WA SEASONING (MOS):	1

LOAN SELLERS:	WFB (39.4%), RBS (37.5%), LIG I (8.3%), C-III (7.7%), BASIS (7.1%)
TOP 5 PROPERTY TYPES:	RETAIL (34.6%), OFFICE (24.3%), HOSPITALITY (21.3%), MAN HOUSING (8.0%), INDUSTRIAL (5.5%)
TOP 5 STATES:	VA(12.2%), TX(11.9%), CA(11.3%), MD(8.2%), MO(5.7%)

MASTER SERVICER:	WELLS FARGO BANK, N.A.
SPECIAL SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, N.A.
SUBORDINATE CLASS REP:	RAITH CAPITAL PARTNERS

DOCUMENTS & TIMING
TERM SHEET, RED, ANNEX A:	ATTACHED
PRESALE REPORTS:	AVAILABLE
ANTICIPATED PRICING:	~3:30PM TODAY
ANTICIPATED SETTLEMENT:	OCTOBER 30, 2012

INVESTOR CALL REPLAY
DIAL-IN:	(855)-859-2056 / (404) 537-3406
CONFERENCE ID:	40230234

IMPORTANT NOTICE
The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, RBS will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbs.com

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-177891) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-866-884-2071 (8 a.m. – 5 p.m. EST) or by emailing rbscmbs@rbs.com.

Nothing in this document constitutes an offer of securities for sale in any other jurisdiction where the offer or sale is not permitted. The information contained herein is preliminary as of the date hereof, supersedes any such information previously delivered to you and will be superseded by any such information subsequently delivered and ultimately by the final prospectus relating to the securities. These materials are subject to change, completion, supplement or amendment from time to time.

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